Exhibit 4.12

MAGNOLIA OIL & GAS CORPORATION

LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Magnolia Oil and Gas Corporation Long Term Incentive Plan, as amended from time to time (the “Plan”), Magnolia Oil & Gas Corporation (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Performance Share Units (“PSUs”) set forth below in this Performance Share Unit Grant Notice (this “Grant Notice”). This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”), the Performance Share Unit Vesting Criteria and Methodology attached hereto as Exhibit B and the Plan attached hereto as Exhibit C, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:

Date of Grant:

Grant Date Number of Performance Share Units:	(“Grant Date Number of PSUs”)

Vesting Commencement Date:	(“Vesting Commencement Date”)

Vesting Schedule:

Subject to the terms and conditions of the Agreement, the Plan and the other terms and conditions set forth herein, a portion of the Grant Date Number of PSUs are eligible to vest and become earned, and Stock may become issuable with respect to the PSUs based on achievement of the performance criteria set forth in Exhibit B, according to the following schedule:

PSUs actually earned upon satisfaction of the foregoing requirements are referred to herein as “Earned PSUs.”

The period over which the Company’s performance will be measured for purposes of applying the methodology set forth in Exhibit B shall be from                      to                          (the “Performance Period”).

Except as described below, you must remain employed by or continue to provide services to the Company or an Affiliate, as applicable, from the Date of Grant through each vesting date in order for the PSUs to become Earned PSUs.

In the event of the termination of your employment or service by the Company or an Affiliate other than as described below at any time prior to                             , all unvested PSUs (and all rights arising from such unvested PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice.

Treatment upon a Change in Control

Upon a Change in Control, the PSUs will cease to be subject to the performance goals set forth in Exhibit B, and a number of PSUs equal to the greater of (i) the Grant Date Number of PSUs earned upon achievement of the Target Level or (ii) the percentage of the Grant Date Number of PSUs that are deemed to have been earned upon such Change in Control based on actual performance as of the date of such Change in Control, as determined by the Committee (the “Frozen PSUs”) will remaining outstanding and, except as provided below in the “Vesting upon Certain Terminations following a Change in Control” section of this Grant Notice, the Frozen PSUs shall vest subject to your continued employment or service as set forth above in the “Vesting Schedule” section of this Grant Notice.

Notwithstanding the foregoing, if the number of PSUs that become Frozen PSUs upon such Change in Control is greater than the cumulative number of PSUs that have been settled in accordance with Section 4 of the Agreement as of                                 , then so long as you have remained continuously employed by or have continued to provide services to the Company or an Affiliate, as applicable, from the Date of Grant through                         , an additional number of PSUs equal to: (i) the Frozen PSUs; minus (ii) the cumulative number of PSUs that have been settled in accordance with Section 4 of the Agreement as of                          will become Earned PSUs upon                          and will be settled in accordance with Section 4 of the Agreement within 60 days thereafter.

Further notwithstanding the foregoing, in the event of a Change in Control pursuant to which the successor company or a parent or subsidiary thereof does not assume the PSUs (a “Change in Control Vesting Event”), then so long as you have remained

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continuously employed by or have continued to provide services to the Company or an Affiliate, as applicable, from the Date of Grant through the date of such Change in Control, the number of PSUs equal to (i) the Frozen PSUs; minus (ii) the cumulative number of PSUs that have been settled in accordance with Section 4 of the Agreement as of the date of such Change in Control will become Earned PSUs upon such Change in Control and will be settled in accordance with Section 4 of the Agreement within 60 days thereafter.

Vesting upon Certain Terminations following a Change in Control	In the event of the termination of your employment or service by the Company without Cause (as defined below) or upon your resignation for Good Reason (as defined below), in each case, within 12 months following a Change in Control (a “Change in Control Termination”), the number of PSUs equal to (i) the Frozen PSUs; minus (ii) the cumulative number of PSUs that have been settled in accordance with Section 4 of the Agreement as of such Change in Control Termination will become Earned PSUs as of the date of such Change in Control Termination and will be settled in accordance with Section 4 of the Agreement within 60 days thereafter.

Vesting upon Certain Terminations on or after -	In the event of the termination of your employment or service by the Company or an Affiliate without Cause or your resignation for Good Reason on or after (a “Qualifying Termination”), if greater than Target Level performance was achieved prior to the date of such Qualifying Termination, you will be eligible to earn an additional number of PSUs equal to: (A) (i) the number of complete months that elapsed between the Vesting Commencement Date and the date of such Qualifying Termination divided by ; multiplied by (ii) the percentage of the Grant Date Number of PSUs that have been earned based on actual performance as of the date of such Qualifying Termination as determined by the Committee; minus (B) the cumulative number of PSUs that have been settled in accordance with Section 4 of the Agreement as of the date of such Qualifying Termination. The date of a Change in Control Vesting Event, Change in Control Termination or Qualifying Termination is referred to herein as an “Early Vesting Event.”

“Cause” means (i) if the Participant is a party to an employment or service agreement with the Company and such agreement includes a definition of “cause,” the definition contained therein; or (ii) if no such agreement exists, or if such agreement does not define “cause” or a similar term, (a) the Participant’s material breach of this Agreement or any other written agreement between the Participant and the Company or an Affiliate or the Participant’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (b) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on

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the part of the Participant; (c) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (d) the Participant’s willful failure or refusal, other than due to disability, to perform the Participant’s obligations pursuant to this Agreement or any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this clause (d) are of such a nature that the Company determines they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company has provided the Participant written notice of the obligation to cure such actions or omissions.

“Good Reason” means the Participant’s resignation within 90 days after any of the following events, unless the Participant consents to the applicable event: (i) a material decrease in the Participant’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in (a) the Participant’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the Participant’s then-current title or position; (iii) a relocation of the Participant’s principal work location to a location more than 50 miles from the Participant’s then-current principal location of employment; or (iv) a material breach by the Company or any Affiliate of this Agreement or any material agreement between the Participant, the Company or any Affiliate. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason will not be effective unless and until the Participant has: (x) provided the Company or any Affiliate, within 60 days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (y) provided the Company or any of its subsidiaries with an opportunity to cure the same within 30 days after the receipt of such notice.

By clicking to accept, you agree to be bound by the terms and conditions of the Agreement, the Plan and this Grant Notice. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.

You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

MAGNOLIA OIL & GAS CORPORATION

By:
Title:
Name:

SIGNATURE PAGE

TO

PERFORMANCE SHARE UNIT GRANT NOTICE

EXHIBIT A

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), and                  (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the Grant Date Number of PSUs set forth in the Grant Notice on the terms and conditions set forth in such notice, this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. The PSUs are Other Stock-Based Awards granted pursuant to Section 6(h) of the Plan. To the extent earned, each PSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan; provided, however, that, depending on the level of performance attained with respect to the applicable performance criteria, the number of shares of Stock that may be earned hereunder in respect of this Award may range from 0% to 150% of the Grant Date Number of PSUs. Unless and until the PSUs have become Earned PSUs in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company.

2. Vesting of PSUs.

(a) The PSUs shall vest and become Earned PSUs in accordance with the vesting schedule and based on the level of performance attainment with respect to the applicable performance criteria set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion. Any PSUs that do not become Earned PSUs on                      or, if earlier, upon the termination of the Participant’s employment or an Early Vesting Event (including all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice. Notwithstanding the foregoing, in the event of a termination of the Participant’s employment for Cause, (i) all PSUs that have not become Earned PSUs and (ii) all PSUs that have become Earned PSUs but have not been settled in accordance with Section 4 (including all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice. For the avoidance of doubt, in the event the Participant is or becomes a member of the Board, the Participant will be considered to have remained continuously employed or engaged by the Company or an Affiliate following the termination of the Participant’s employment with the Company or an Affiliate so long as the Participant is a member of the Board as of the date of such termination.

(b) Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 2 and any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, the terms of such employment agreement shall control.

3. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled or forfeited as of such record date, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of one share of Stock multiplied by the number of PSUs that have not been settled or forfeited as of such date. Such account shall constitute an unfunded account and neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind. Any Dividend Equivalent will be subject to the same vesting schedule as the PSU to which it relates and will be paid to the Participant in cash on the date that the PSU to which it relates is settled in accordance with Section 4. Any Dividend Equivalent that relates to a PSU that (a) does not become an Earned PSU or (b) becomes an Earned PSU and is subsequently forfeited (including all rights arising from such Dividend Equivalent and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice at the same time the related PSU is forfeited. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

4. Settlement of PSUs. PSUs that become Earned PSUs during a calendar year shall be settled on or before March 15 of the year following such calendar year; provided, however, that all PSUs that become Earned PSUs upon an Early Vesting Event, any other termination of the Participant’s employment (other than a termination for Cause) or                              shall be settled within 60 days following such Early Vesting Event, termination of employment or anniversary date. The Company shall settle each Earned PSU by delivering to the Participant one share of Stock. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. In the event the Participant would otherwise become vested in a fractional portion of a PSU (a “Fractional PSU”) based on the vesting terms set forth in Section 2, the Fractional PSU shall instead remain unvested until                             ; provided, however, that if the Participant would otherwise vest in a subsequent Fractional PSU prior to                              for the PSUs and such Fractional PSU taken together with a previous Fractional PSU that remained unvested would equal a whole PSU, then such Fractional PSUs shall vest to the extent they equal a whole PSU. Upon                          or, if earlier, an Early Vesting Event or other termination of the Participant’s employment (other than a termination for Cause), the value of any Fractional PSUs shall be rounded up to the nearest whole PSU.

5. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents or, if permitted by the Committee in its sole discretion, Stock, other property, or any other legal consideration the

Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be determined by the Committee and subject to any applicable Company policy that may be in effect from time to time, without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of such tax consequences.

6. Non-Transferability. None of the PSUs, the Dividend Equivalents or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.

7. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued, (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act or (c) the Company has attained from any regulatory body having jurisdiction the requisite authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance.

8. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

9. Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to Earned PSUs.

10. No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.

11. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

12. Entire Agreement; Amendment. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.

15. Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

16. Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.

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EXHIBIT B

PERFORMANCE SHARE UNIT VESTING CRITERIA AND METHODOLOGY

[SEE ATTACHED]

B-1

EXHIBIT C

MAGNOLIA OIL & GAS CORPORATION LONG TERM INCENTIVE PLAN

[SEE ATTACHED]

C-1